EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Announces Strong 2013 Earnings

LAREDO, Texas—(BUSINESS WIRE)— February 24, 2014—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported annual net income available to common shareholders for 2013 of $126.4 million or $1.88 diluted earnings per common share ($1.88 per share basic) compared to $93.5 million or $1.39 diluted earnings per common share ($1.39 per share basic), which represents a 35.2 percent increase in net income and a 35.3 percent increase in diluted earnings per share over the corresponding period in 2012.  Net income available to common shareholders for the three months ended December 31, 2013 was $38.9 million or $.58 diluted earnings per common share ($.58 per share basic), compared to $21.9 million or $.32 diluted earnings per common share ($.32 per share basic), representing an increase of 77.6 percent in net income available to common shareholders and a 81.3 percent increase in diluted earnings per share.  The Company exited the TARP Capital Purchase program in the fourth quarter of 2012.  The net income available to common shareholders for the three and twelve months ended December 31, 2012 of $21.9 million and $93.5 million, respectively, includes the amounts related to participation in the TARP program, including stock dividends and amounts related to the Warrants.

Net income available to common shareholders for the year ended December 31, 2013 was positively affected by the repayment of the TARP funds in the fourth quarter of 2012, which eliminated the continued payment of dividends on the Senior Preferred Stock that had been held by the U.S. Treasury, as well as the sale of available for sale securities totaling $6.2 million, net of tax.  The securities sales were a result of the Company re-positioning a portion of the investment portfolio.  Net income for the year ended December 31, 2012 was also positively impacted by the sale of available-for-sale investment securities totaling $25 million, net of tax.  Net income for the years ended December 31, 2013 and 2012 was negatively impacted by a charge of $8.0 million, net of tax, and $20.5 million, net of tax, as a result of the Company’s lead bank subsidiary’s early termination of a portion of its long-term repurchase agreements in order to help manage its long-term funding costs.  Net income for the year ended December 31, 2013 was positively impacted by improving net interest margins as a result of lower rates paid on securities sold under repurchase agreements and time deposits.  Net income for the years ended December 31, 2013 and 2012 was negatively impacted by slow loan demand, although it is improving, and yields in the bond markets.  Net income also continues to be negatively affected by the burden of increasing compliance costs arising from the Dodd-Frank Act and heightened regulatory oversight.

International Bancshares Corporation and Subsidiaries

Consolidated Financial Summary

	Years Ended December 31,
	2013	2012
	(Dollars in thousands, except per share data) Unaudited

Interest income	$363,217	$375,639
Interest expense	(54,632)	(74,499)
Net interest income	308,585	301,140
Provision for probable loan losses	(22,968)	(27,959)
Non-interest income	189,605	200,591
Non-interest expense	(292,632)	(315,372)

Income before income taxes	182,590	158,400
Income taxes	(56,239)	(50,565)
Net income	$126,351	$107,835
Preferred stock dividends	—	(14,362)

Net income available to common shareholders	$126,351	$93,473

Net income per common share
Basic	$1.88	$1.39
Diluted	$1.88	$1.39

“I’m pleased with the Company’s continued earnings success for 2013.  Improved net income for the fourth quarter and twelve months ended December 31, 2013, reflects positively on IBC’s commitment to superior earnings, particularly in view of the continued regulatory challenges confronting the industry and the still unsettled economic environment.  Management has taken and will continue to take steps to improve revenues and control expenses in this challenging period with the goal of improving performance.  The elimination of the preferred stock dividends paid under the TARP program had a positive impact on shareholder earnings, as those dividend obligations no longer exist.  The Company has maintained strong liquidity, its sound credit underwriting standards and a healthy investment strategy.  We are confident in the strength of our balance sheet and our strong capital position,” said Dennis E. Nixon, President and CEO.

Total assets at December 31, 2013 were $12.1 billion compared to $11.9 billion at December 31, 2012.  Total net loans were $5.1 billion at December 31, 2013 compared to $4.7 billion at December 31, 2012. Deposits were $8.2 billion at December 31, 2013 compared to $8.3 billion at December 31, 2012.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 211 facilities and 321 ATMs serving 88 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.